News Release	Advance Auto Parts
5008 Airport Road
Roanoke, VA 24012

Shelly Whitaker, APR
Media Contact
t: 540-561-8452
e: shelly.whitaker@advanceautoparts.com

Joshua Moore
Investor Contact
t: 952-715-5076
e: joshua.moore@advanceautoparts.com

ADVANCE AUTO PARTS REPORTS FIRST QUARTER FISCAL 2012 DILUTED EPS INCREASE OF 32.6% TO $1.79

ROANOKE, Va, May 17, 2012 - Advance Auto Parts, Inc. (NYSE: AAP), a leading retailer of automotive aftermarket parts, accessories, batteries, and maintenance items, today announced its financial results for the first fiscal quarter ended April 21, 2012. First quarter earnings per diluted share (EPS) were $1.79 which was a 32.6% increase over the first quarter last year.

First Quarter Performance Summary

	Sixteen Weeks Ended
	April 21, 2012	April 23, 2011

Sales (in millions)	$1,957.3	$1,898.1

Comp Store Sales %	2.1%	1.4%

Gross Profit %	50.1%	50.5%

SG&A %	38.6%	40.7%

Operating Income %	11.5%	9.8%

Diluted EPS	$1.79	$1.35

Avg Diluted Shares (in thousands)	74,223	81,019

“We are pleased with our overall performance during our first quarter despite a meaningful slowdown in our sales trends in the month of April. Our commitment to lead in Service, while adapting our costs to the current business environment allowed us to generate a solid comp store sales performance and a 21% growth in our operating income,” said Darren R. Jackson, President and Chief Executive Officer.  “Our second quarter sales trends remain challenging despite the positive long-term industry fundamentals. We remain committed to executing our key priorities while making adjustments to these short term sales trends.”

First Quarter Highlights

Total sales for the first quarter increased 3.1% to $2.0 billion, compared with total sales of $1.9 billion during the first quarter of fiscal 2011. The sales increase reflected a comparable store sales gain of 2.1% compared to a 1.4% comparable store sales gain during the first quarter of fiscal 2011 and the net addition of 82 new stores during the past 12 months. The Company's gross profit rate was 50.1% of sales during the first quarter as compared to 50.5% during the first quarter last year. The 38 basis-point decrease in gross profit rate was primarily due to a slower pace of inventory growth which drove higher supply chain costs, partially offset by improvements in supply chain labor and transportation costs. The Company's SG&A rate was 38.6% of sales during the first quarter as compared to 40.7% during the same period last year. The 205 basis point decrease was primarily due to actions the Company took last year to increase the productivity of the Company's store labor, a planned shift in expenses from the first quarter to the second quarter and continued actions to reduce overall administrative support costs.

The Company's operating income during the first quarter of $224.6 million increased 20.7% versus the first quarter of fiscal 2011. On a rate basis, operating income was 11.5% of total sales as compared to 9.8% during the first quarter of fiscal 2011.

Operating cash flow for the quarter decreased 13.6% to $235.4 million from $272.5 million in the first quarter of 2011. Free cash flow for the quarter was $153.1 million versus $152.9 million during the first quarter of fiscal 2011. Capital expenditures were $82.5 million for the quarter as compared to $88.9 million during the first quarter of 2011.

“We are pleased with our business performance that drove improvement in our operating income rate which was 11.5% in our first quarter,” said Mike Norona, Executive Vice President and Chief Financial Officer. “Due to our slow start to the second quarter we anticipate our business results will be constrained during our second quarter. As a result, we now anticipate our annual comp store sales will be in the low single digits for 2012 and are maintaining our previously communicated 2012 EPS outlook of $5.55 to $5.75 per share.”

Comparable Key Financial Metrics and Statistics (1)

	Sixteen Weeks Ended		Fifty-Two Weeks Ended
	April 21, 2012	April 23, 2011	FY 2011	FY 2010

Sales Growth %	3.1%	3.7%	4.1%	9.5%

Sales per Store (2)	$1,711	$1,697	$1,708	$1,697

Operating Income per Store (3)	$193	$167	$184	$168

Return on Invested Capital (4)	20.3%	18.0%	19.5%	17.5%

Gross Margin Return on Inventory (5)	6.8	5.5	6.6	5.1

Total Store Square Footage, end of period	26,843	26,211	26,663	25,950

Total Team Members, end of period	54,038	52,546	52,002	51,017

(1)
In thousands except for gross margin return on inventory and total Team Members. The financial metrics presented are calculated on an annual basis and accordingly reflect the last four quarters completed, except for Sales Growth % and where noted.

(2)	Sales per store is calculated as net sales divided by an average of beginning and ending store count.

(3)	Operating income per store is calculated as operating income divided by an average of beginning and ending store count.

(4)	Return on invested capital (ROIC) is calculated in detail in the supplemental financial schedules.

(5)	Gross margin return on inventory is calculated as gross profit divided by an average of beginning and ending inventory, net of accounts payable and financed vendor accounts payable.

Store Information

During the first quarter, the Company opened 25 stores, including three Autopart International stores, and closed five Autopart International stores. As of April 21, 2012, the Company's total store count was 3,682 including 200 Autopart International stores.

Share Repurchase Authorization

On May 14, 2012, the Company's Board of Directors authorized a $500 million share repurchase program. This new authorization replaces the Company's $300 million share repurchase program authorized in August 2011, which had $200 million remaining.

Dividend

On May 14, 2012, the Company's Board of Directors declared a regular quarterly cash dividend of $0.06 per share to be paid on July 6, 2012 to stockholders of record as of June 22, 2012.

Annual Stockholders' Meeting Announcements

The Company held its annual meeting of stockholders on May 15, 2012. During the meeting, the following individuals were elected to serve on the Company's Board of Directors for the next year: John F. Bergstrom, John C. Brouillard, Fiona P. Dias, Frances X. Frei, Darren R. Jackson, William S. Oglesby, J. Paul Raines, Gilbert T. Ray, Carlos A. Saladrigas and Jimmie L. Wade.

The Company's stockholders voted to approve the compensation of the Company's named executive officers, reapproved the performance objectives contained in the company's 2007 Executive Initiative Plan, reapproved the performance objectives contained in the company's 2004 Long-Term Incentive Plan and approved the amended and restated 2002 Employee Stock purchase plan. The stockholders ratified the appointment by the Company's Audit Committee of Deloitte & Touche LLP as its independent registered public accounting firm for 2012. A majority of stockholders also voted in favor of an advisory stockholder proposal on stockholder voting requirements.
Investor Conference Call

The Company will host a conference call on Thursday, May 17, 2012 at 10:00 a.m. Eastern Daylight Time to discuss its quarterly results. To listen to the live call, please log on to the Company's website, www.AdvanceAutoParts.com, or dial (866) 908-1AAP. The call will be archived on the Company's website until May 17, 2013.

About Advance Auto Parts

Headquartered in Roanoke, Va., Advance Auto Parts, Inc., a leading automotive aftermarket retailer of parts, accessories, batteries, and maintenance items in the United States, serves both the do-it-yourself and professional installer markets. As of April 21, 2012, the Company operated 3,682 stores in 39 states, Puerto Rico, and the Virgin Islands. Additional information about the Company, employment opportunities, customer services, and online shopping for parts, accessories and other offerings can be found on the Company's website at www.AdvanceAutoParts.com.

Certain statements contained in this release are forward-looking statements, as that statement is used in the Private Securities Litigation Reform Act of 1995. Forward-looking statements address future events or developments, and typically use words such as believe, anticipate, expect, intend, plan, forecast, outlook or estimate. These statements discuss, among other things, expected growth and future performance, including store growth, capital expenditures, comparable store sales, SG&A, operating income, gross profit rate, free cash flow, profitability and earnings per diluted share for fiscal year 2011. These forward-looking statements are subject to risks, uncertainties and assumptions including, but not limited to, competitive pressures, demand for the Company's products, the market for auto parts, the economy in general, inflation, consumer debt levels, the weather, business interruptions, information technology security, availability of suitable real estate, dependence on foreign suppliers and other factors disclosed in the Company's 10-K for the fiscal year ended December 31, 2011 on file with the Securities and Exchange Commission. Actual results may differ materially from anticipated results described in these forward-looking statements. The Company intends these forward-looking statements to speak only as of the time of this news release and does not undertake to update or revise them as more information becomes available.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	April 21, 2012	December 31, 2011	April 23, 2011

Assets

Current assets:
Cash and cash equivalents	$364,084	$57,901	$53,667
Receivables, net	146,228	140,007	115,424
Inventories, net	2,106,944	2,043,158	2,118,119
Other current assets	52,578	52,754	48,278
Total current assets	2,669,834	2,293,820	2,335,488

Property and equipment, net	1,233,689	1,223,099	1,151,926
Assets held for sale	788	615	707
Goodwill	76,389	76,389	34,387
Intangible assets, net	30,288	31,380	25,062
Other assets, net	34,124	30,451	25,813
	$4,045,112	$3,655,754	$3,573,383

Liabilities and Stockholders' Equity

Current liabilities:
Current portion of long-term debt	$807	$848	$923
Accounts payable	1,737,339	1,653,183	1,574,347
Accrued expenses	376,807	385,746	386,552
Other current liabilities	133,761	148,098	114,508
Total current liabilities	2,248,714	2,187,875	2,076,330

Long-term debt	599,841	415,136	430,832
Other long-term liabilities	217,908	204,829	182,337
Total stockholders' equity	978,649	847,914	883,884
	$4,045,112	$3,655,754	$3,573,383

NOTE: These preliminary condensed consolidated balance sheets have been prepared on a basis consistent with our previously prepared balance sheets filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by generally accepted accounting principles, or GAAP, for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
Sixteen Week Periods Ended
April 21, 2012 and April 23, 2011
(in thousands, except per share data)
(unaudited)

	April 21, 2012	April 23, 2011

Net sales	$1,957,292	$1,898,063
Cost of sales, including purchasing and warehousing costs	976,619	939,862
Gross profit	980,673	958,201
Selling, general and administrative expenses	756,109	772,224
Operating income	224,564	185,977
Other, net:
Interest expense	(9,854)	(9,719)
Other income, net	502	55
Total other, net	(9,352)	(9,664)
Income before provision for income taxes	215,212	176,313
Provision for income taxes	81,706	66,730
Net income	$133,506	$109,583

Basic earnings per share (a)	$1.83	$1.37
Diluted earnings per share (a)	$1.79	$1.35

Average common shares outstanding (a)	72,888	79,468
Average common shares outstanding - assuming dilution (a)	74,223	81,019

(a)
Average common shares outstanding is calculated based on the weighted average number of shares outstanding during the quarter. At April 21, 2012 and April 23, 2011, we had 73,443 and 77,855 shares outstanding, respectively.

NOTE: These preliminary condensed consolidated statements of operations have been prepared on a basis consistent with our previously prepared statements of operations filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
Sixteen Week Periods Ended
April 21, 2012 and April 23, 2011
(in thousands)
(unaudited)

	April 21, 2012	April 23, 2011

Cash flows from operating activities:
Net income	$133,506	$109,583
Depreciation and amortization	55,799	52,539
Share-based compensation	5,590	5,960
Provision for deferred income taxes	294	14,109
Excess tax benefit from share-based compensation	(17,386)	(2,692)
Other non-cash adjustments to net income	863	1,526
(Increase) decrease in:
Receivables, net	(6,221)	8,821
Inventories, net	(63,786)	(254,249)
Other assets	95	28,228
Increase in:
Accounts payable	84,156	282,234
Accrued expenses	35,946	20,941
Other liabilities	6,561	5,450
Net cash provided by operating activities	235,417	272,450

Cash flows from investing activities:
Purchases of property and equipment	(82,463)	(88,883)
Proceeds from sales of property and equipment	188	1,021
Net cash used in investing activities	(82,275)	(87,862)

Cash flows from financing activities:
Decrease in bank overdrafts	(16,147)	(4,471)
Decrease in financed vendor accounts payable	—	(31,648)
Net (payments) borrowings on credit facilities	(115,000)	130,200
Issuance of senior unsecured notes	299,904	—
Payment of debt related costs	(2,648)	—
Dividends paid	(8,784)	(9,701)
Proceeds from the issuance of common stock, primarily exercise of stock options	4,545	5,097
Tax withholdings related to the exercise of stock appreciation rights	(20,768)	(1,612)
Excess tax benefit from share-based compensation	17,386	2,692
Repurchase of common stock	(5,174)	(280,389)
Other	(273)	(298)
Net cash provided by (used in) financing activities	153,041	(190,130)

Net increase (decrease) in cash and cash equivalents	306,183	(5,542)
Cash and cash equivalents, beginning of period	57,901	59,209
Cash and cash equivalents, end of period	$364,084	$53,667

NOTE: These preliminary condensed consolidated statements of cash flows have been prepared on a consistent basis with previously prepared statements of cash flows filed with the Securities and Exchange Commission for our prior quarter and annual report, but do not include the footnotes required by GAAP for complete financial statements.

Advance Auto Parts, Inc. and Subsidiaries
Supplemental Financial Schedules
Sixteen Week Periods Ended
April 21, 2012 and April 23, 2011
(in thousands)
(unaudited)

Reconciliation of Free Cash Flow:
	April 21, 2012	April 23, 2011

Cash flows from operating activities	$235,417	$272,450
Cash flows used in investing activities	(82,275)	(87,862)
	153,142	184,588

Decrease in financed vendor accounts payable	—	(31,648)

Free cash flow	$153,142	$152,940

Note: Management uses free cash flow as a measure of our liquidity and believes it is a useful indicator to stockholders of our ability to implement our growth strategies and service our debt. Free cash flow is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated statement of cash flows.

Detail of Return on Invested Capital (ROIC) Calculation:
	Last Four Quarters Ended
	April 21, 2012	April 23, 2011

Net income	$418,605	$346,207
Add:
After-tax interest expense and other, net	19,369	19,980
After-tax rent expense	194,609	189,416
After-Tax Operating Earnings	632,583	555,603

Average assets (less cash)	3,600,371	3,294,619
Less: Average liabilities (excluding total debt)	(2,361,779)	(2,036,091)
Add: Capitalized lease obligation (rent expense * 6) (a)	1,874,484	1,825,542
Total Invested Capital	3,113,076	3,084,070

ROIC	20.3%	18.0%

Rent expense	$312,414	$304,257
Interest expense and other, net	$31,093	$32,109

(a)	Capitalized lease obligation is estimated as annualized rent expense for the applicable period times six years.

Note: Management uses ROIC to evaluate return on investments to the business and believes it is a useful indicator to stockholders given the future investments the Company plans to make in areas including information technology, supply chain and stores. ROIC is a non-GAAP measure and should be considered in addition to, but not as a substitute for, information contained in our condensed consolidated financial statements. Management believes our comparable results of operations are a useful indicator to stockholders for consistency purposes.